News Release

Nextel Communications, Inc. 2001 Edmund Halley Drive Reston, VA 20191 703 433-4000

Contacts: Investors: Paul Blalock (703) 433-4300 Media: Audrey Schaefer (240) 876-1588

Nextel Agrees to Repurchase Debt

RESTON, Va. — August 27, 2001 — Nextel Communications, Inc. announced that it has agreed to reduce its consolidated debt outstanding by about $857 million (principal amount) through repurchases of Nextel International, Inc. senior notes in exchange for approximately 21.6 million shares of Nextel Communications, Inc. common stock in private placement transactions. Nextel will record an extraordinary gain on this transaction in its third quarter 2001 consolidated financial statements due to the substantial discount of the exchange relative to the book value of the senior notes.

The Nextel International notes subject to the exchange are as follows:

     $422 million (principal amount) Nextel International 13.00% senior redeemable discount notes due 2007

     $241 million (principal amount) Nextel International 12.125% senior serial redeemable discount notes due 2008

     $194 million (principal amount) Nextel International 12.75% senior serial redeemable notes due 2010

Nextel’s common stock issued in these transactions has not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This news release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any jurisdiction where such offer, solicitation or jurisdiction would be unlawful. The statements in this news release regarding future aspects and other statements which are not historical facts are forward-looking statements that involve risks and uncertainties, including, but not limited to, market and competitive conditions.

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